NOTIFICATION OF THE REMOVAL FROM LISTING
AND REGISTRATION OF THE STATED SECURITIES

New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the
'Commission') of its intention to remove the entire class of Common Stock (the
'Common Stock') of Jackson Hewitt Tax
Service Inc., (the 'Company') from listing and registration on the Exchange at the opening of business on June 6, 2011, pursuant to the provisions of
Rule 12d2-2 (b), because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange.

The decision was reached in view of that fact that the Company?s common stock had fallen below the New York Stock Exchange?s
('NYSE') continued listing standard for
average closing price of less than $1.00 over a consecutive 30 trading day period.
The Company informed NYSE Regulation that at this time it is unable to provide reasonable assurance that it expects to return to compliance with the continued listing standards within the allowable recovery period given its ongoing restructuring efforts.

In addition, the Company was also below
the NYSE?s continued listing standard
regarding average market capitalization
of not less than $50 million over a 30
trading day period and stockholders?
equity of not less than $50 million and
was operating under a previously accepted business plan.

1. The Exchange's Listed Company Manual,
Section 802.01C, states, in part, that
the Exchange would consider delisting a
security of either a domestic or non-U.S.
issuer when: average closing price of a
security is less than $1.00 over a
consecutive 30 trading-day period.

2. The Exchange, on May 3, 2011,
determined that the Common Stock should
be suspended from trading before the opening of the trading session on May 9, 2011, and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. The
Company was notified by letter on
May 4, 2011.

3. Pursuant to the above authorization,
a press release was issued on May 3, 2011, and an announcement was made on the 'ticker' of the Exchange at the close of the trading session on May 3, 2011 and other various dates of the proposed suspension of trading in the Common Stock. Similar information was included on the Exchange's website.
Trading in the Common Stock on the Exchange was suspended before the opening of the trading session on May 9, 2011.

4. The Company had a right to appeal to
the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist its Common Stock, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of delisting determination.
The Company did not file such request within the specified time period.